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As filed with the Securities and Exchange Commission on November 18, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMYLIN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0266089 (I.R.S. Employer Identification No.)

9373 Towne Centre Drive
San Diego, CA 92121
(858) 552-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph C. Cook, Jr.
Chairman of the Board and Chief Executive Officer
Amylin Pharmaceuticals, Inc.
9373 Towne Centre Drive
San Diego, CA 92121
(858) 552-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll, Esq.
David B. Berger, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(3)(4)	Amount of Registration Fee (2)

Common Stock, par value $0.001 per share	$175,000,000.00	$16,100

(1)
The number of shares of common stock will be determined from time to time by the registrant and is not specified pursuant to Rule 457(o).
(2)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
(3)
Subject to Note 4 below, an indeterminate number of shares of common stock of the registrant as may be sold from time to time by the registrant is being registered hereunder.
(4)
In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $175 million.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated November 18, 2002

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

$175,000,0000

Common Stock

        From time to time we may sell shares of our common stock. We will specify in the accompanying prospectus supplement, or in a post-effective amendment to the registration statement of which this prospectus is a part, the terms of any offering. We may sell our common stock to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement or, if the offering will be an "at the market" offering, in the post-effective amendment. Our common stock is listed on the Nasdaq National Market under the symbol "AMLN".

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

Prospectus dated                          , 200    .

SUMMARY OF OUR BUSINESS

        Amylin Pharmaceuticals, Inc. is engaged in the discovery, development and commercialization of potential drug candidates for the treatment of metabolic disorders. We currently have two drug candidates for the treatment of diabetes in late stage development. We own rights underlying our first drug candidate, SYMLIN™ (pramlintide acetate), which we invented and patented several years ago. We acquired rights relating to our second drug candidate, AC2993 (synthetic exendin-4), through an exclusive patent license from Dr. John Eng and have filed patent applications covering developments in AC2993 and its uses that resulted from our own internal research and development. In September 2002, we entered into a collaboration with Eli Lilly and Company, or Lilly, for the worldwide development and commercialization of AC2993 and sustained release formulations of that compound, including AC2993 LAR.

OUR DRUG CANDIDATES

        We are developing SYMLIN for the treatment of people with diabetes who use insulin. We submitted a New Drug Application for SYMLIN to the U.S. Food and Drug Administration, the FDA, in December 2000. In October 2001, we received a letter from the FDA stating that SYMLIN was approvable for patients with type 1 diabetes and insulin-using patients with type 2 diabetes, subject to satisfactory results from additional clinical work. After consultation with the FDA, we initiated a seven-month dose titration study of SYMLIN focused on safety involving approximately 250 patients with type 1 diabetes and a few small studies to clarify suggested prescribing information. Our seven-month study of SYMLIN is now fully enrolled and we currently expect to complete the study in the first quarter of 2003. We have also completed or are currently conducting our smaller SYMLIN studies to clarify suggested prescribing information. We do not expect the FDA to require any extended studies in type 2 diabetes patients as a condition to obtaining marketing approval of SYMLIN in the United States.

        We submitted a Marketing Authorization Application, or MAA, for SYMLIN to European regulatory authorities in May 2001. In October 2002, following consultation with the European Committee for Proprietary Medicinal Products, we determined that additional information will be required to continue the review of SYMLIN in Europe. The European centralized regulatory procedure provides no mechanism for adding new information to an application in progress; therefore, we withdrew our MAA for SYMLIN. We plan to engage in further discussions with European regulatory authorities and other regulatory experts to determine and clarify the information required to support a resubmission of the MAA for SYMLIN.

        We are developing AC2993 and AC2993 LAR for the treatment of type 2 diabetes in collaboration with Lilly. AC2993, which is our code name for synthetic exendin-4, is currently in Phase 3 clinical studies. AC2993 LAR is being developed as a sustained release injectable formulation of AC2993. We are also party to an agreement with Alkermes, Inc., a company specializing in the development of products based on proprietary drug delivery technologies, for the development of drug delivery technologies relating to AC2993 LAR. AC2993 LAR is currently in Phase 2 clinical studies.

        Our third drug candidate, AC3056, is a compound in-licensed from Aventis Pharma. We filed an Investigational New Drug Application for AC3056 with the FDA in June 2000 and commenced Phase 1 clinical trials shortly thereafter. We are evaluating AC3056 for potential utility in the treatment of metabolic disorders relating to cardiovascular disease.

RECENT STRATEGIC DEVELOPMENTS

        In September 2002, we entered into a collaboration agreement with Lilly for the worldwide development and commercialization of AC2993 and sustained release formulations of AC2993, including AC2993 LAR. Under the terms of the collaboration agreement, we granted Lilly licenses to specified technology for the manufacture, use and sale of products containing AC2993 outside of the United States. We also agreed to co-develop and co-promote products containing AC2993 in the United States.

        In connection with our initiation of the collaboration, Lilly purchased approximately 1.6 million shares of our common stock for an aggregate purchase price of $30 million. In addition, pursuant to the terms of the collaboration agreement, Lilly paid us an up-front, nonrefundable payment of $80 million.

        In the future, Lilly will pay us up to $85 million upon the achievement of certain development milestones for AC2993 and certain sustained release formulations of AC2993. These milestone payments may be convertible into shares of our common stock at Lilly's option if we do not meet specified deadlines for the filing of new drug applications for AC2993 by December 31, 2005 and for certain sustained release formulations of AC2993 by December 31, 2007. Lilly will also make additional future payments to us of up to $130 million contingent upon commercial launch of AC2993 and sustained release formulations of AC2993 in selected territories throughout the world.

        Generally, we will share U.S. development and commercialization costs with Lilly equally. However, Lilly's obligation to actively share in development funding will begin following our expenditure of approximately $100 million in development costs subsequent to the commencement of the collaboration. We estimate that this will occur upon the completion of the majority of work on the three pivotal Phase 3 clinical trials for AC2993 currently underway, which we refer to as our AMIGO trials. The AMIGO trials are currently expected to be completed in the second half of 2003. Development costs outside the United States will be shared 80 percent by Lilly and 20 percent by us. Lilly is responsible for all commercialization costs outside the United States. Beginning upon the successful completion of the ongoing AMIGO trials and contingent upon certain other events, Lilly will make available to us a loan of up to a $110 million to fund a portion of our development and commercialization costs for AC2993. In general, if amounts borrowed from Lilly are outstanding for more than two years, Lilly may convert those amounts, at Lilly's option, into shares of our common stock at a conversion price equal to the fair market value of our common stock at the time of conversion.

        The companies will equally co-promote the product in the United States, and Lilly will market the product exclusively in countries outside the United States. Operating profits from sales of the product in the United States will be shared equally. Outside the United States, approximately 80 percent of the operating profits will go to Lilly and 20 percent to us. We will record all product revenues in the United States and Lilly will record all product revenues outside of the United States. Additionally, the companies have agreed that, for a limited period of time prior to the commercialization of AC2993, we will promote Humatrope®, Lilly's recombinant human growth hormone product, in the United States.

        We were incorporated in Delaware in September 1987. Our principal executive offices are located at 9373 Towne Centre Drive, San Diego, California 92121. Our telephone number is (858) 552-2200. Our website is http://www.amylin.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

        SYMLIN is our trademark. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

RISK FACTORS

        Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus and the additional information in our reports on file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before purchasing any of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

We have a history of operating losses, anticipate future losses, may not generate revenues from product sales and may never become profitable.

        We have experienced significant operating losses since our inception in 1987. As of September 30, 2002, we had an accumulated deficit of approximately $488 million. We expect to incur significant additional operating losses over the next few years. We have derived substantially all of our revenues to date from development funding, fees and milestone payments under collaborative agreements and from interest income. To date, we have not received any revenues from product sales. To achieve profitable operations, we, alone or with others, must successfully develop, manufacture, obtain required regulatory approvals and market our drug candidates. We may never become profitable. If we become profitable, we may not remain profitable.

We will require future capital and are uncertain of the availability or terms of additional funding. If our capital becomes insufficient and additional funding is unavailable, inadequate, or not available on acceptable terms, it may adversely affect the value of shares of our stock.

        We must continue to find sources of capital in order to complete the development and commercialization of our drug candidates. Our future capital requirements will depend on many factors, including:

  •
  progress with our preclinical studies and clinical studies;

  •
  the continuation of our collaboration with Lilly for the development and commercialization of AC2993 and sustained release formulations of AC2993;

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  our ability to meet milestone objectives under our collaboration with Lilly;

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  our access to loan amounts under our collaboration with Lilly;

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  scientific progress in our other research programs and the magnitude of these programs;

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  the time and costs involved in obtaining regulatory approvals for the marketing of any of our drug candidates;

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  the costs of manufacturing any of our drug candidates;

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  our ability, and the ability of any partner, to effectively market, sell and distribute SYMLIN, AC2993 and our other drug candidates, including AC2993 LAR and AC3056, subject to obtaining regulatory approval;

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  our ability to establish one or more marketing, distribution or other commercialization arrangements for SYMLIN and AC3056;

  •
  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patents or defending ourselves against competing technological and market developments; and

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  the potential need to repay existing indebtedness.

        You should be aware that:

  •
  we may not be able to obtain additional financial resources in the necessary time frame or on terms favorable to us, if at all;

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  any available additional financing may not be adequate; and

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  we may be required to use a portion of future financing to repay existing indebtedness to our current or future creditors, including Johnson & Johnson.

        As of September 30, 2002, the total principal and interest due to Johnson & Johnson was approximately $63.5 million, which is secured by our issued patents and patent applications relating to amylin, including several that relate to SYMLIN. This debt becomes due beginning in June 2005; however, if we enter into a change in control transaction, a license agreement for SYMLIN or a financing arrangement after a period of time subsequent to approval of SYMLIN by the FDA, then the repayment date may be accelerated with respect to some or all of the outstanding balance. In the event we are unable to obtain additional financing on acceptable terms, we may not have the financial resources to continue research and development of SYMLIN, AC2993 or any of our other drug candidates and we could be forced to curtail or cease our operations, which would adversely affect the value of our stock.

We are substantially dependent on our collaboration with Eli Lilly and Company for the development and commercialization of AC2993 and AC2993 LAR.

        We have entered into collaborative arrangements with Lilly to develop and commercialize AC2993 and sustained release formulations of AC2993, including AC2993 LAR. We entered into this collaboration in order to:

  •
  fund some of our research and development activities;

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  assist us in seeking and obtaining regulatory approvals; and

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  assist us in the successful commercialization of AC2993 and AC2993 LAR.

        In general, we cannot control the amount and timing of resources that Lilly may devote to our collaboration. If Lilly fails to assist in the development and commercialization of AC2993 and sustained release formulations of AC2993, or if Lilly's efforts are not effective, our business may be negatively affected. Our collaboration with Lilly may not continue or result in commercialized drugs. Lilly can terminate our collaboration under certain circumstances, some of which are outside of our control. If Lilly ceased funding and/or developing AC2993 or sustained release formulations of AC2993 it would have a material adverse effect on our business.

We may be unable to obtain regulatory clearance to market our drug candidates in the United States or abroad on a timely basis, or at all.

        Our drug candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA may refuse to approve an application for approval of a drug candidate if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy. Moreover, if the FDA grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval.

        The data collected from our clinical trials may not be sufficient to support approval of SYMLIN, AC2993 or any of our other drug candidates by the FDA or any foreign regulatory authorities. With respect to SYMLIN, we submitted a new drug application to the FDA for marketing approval in December 2000. In October 2001, the FDA completed its review of our application and indicated that SYMLIN is approvable for both type 1 and insulin-using type 2 diabetes. However, the FDA also indicated that the ultimate approval of SYMLIN will require that we achieve satisfactory results from additional clinical work. After consultation with the FDA, we initiated a seven-month dose titration study of SYMLIN focused on safety involving approximately 250 patients with type 1 diabetes and a few small studies to clarify suggested prescribing information. We do not expect the FDA to require any extended studies in type 2 diabetes patients as a condition to granting marketing approval of SYMLIN in the United States.

        We submitted a Marketing Authorization Application, or MAA, for SYMLIN to European regulatory authorities in May 2001. In October 2002, following consultation with the European Committee for Proprietary Medicinal Products, we determined that additional information will be required to continue the review of SYMLIN in Europe. The European centralized regulatory procedure provides no mechanism for adding new information to an application in progress; therefore, we withdrew our MAA for SYMLIN. We plan to engage in further discussions with representatives of the European Agency for the Evaluation of Medicinal Products, or EMEA, and other regulatory experts to determine and clarify the information required to support a resubmission of the MAA for SYMLIN.

        With respect to AC2993, AC2993 LAR and AC3056, we are currently in the process of conducting Phase 3, Phase 2 and Phase 1 clinical studies, respectively. It is possible that the FDA or other regulatory authorities may deem our clinical trial results insufficient to meet regulatory requirements for marketing approval or may limit approval for only selected uses. With respect to AC2993 and AC2993 LAR, Lilly is primarily responsible for obtaining regulatory approvals in territories outside the United States.

        Moreover, manufacturing facilities operated by the third party manufacturers with whom we may contract to manufacture SYMLIN, AC2993 and our other drug candidates may not pass an FDA or other regulatory authority preapproval inspection. Any failure or delay in obtaining these approvals could prohibit or delay us or any of our business partners from marketing these drug candidates. Consequently, even if we believe that preclinical and clinical data are sufficient to support regulatory approval for these drug candidates, the FDA and foreign regulatory authorities may not ultimately approve SYMLIN, AC2993 or our other drug candidates for commercial sale in any jurisdiction. If these drug candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of any of our product candidates and we may not be able to generate revenues from the commercial sale of any of our product candidates.

Delays in the conduct or completion of our clinical trials or the analysis of the data from our clinical trials may result in delays in our planned filings for regulatory approvals, and may adversely affect our ability to enter into new collaborative arrangements.

        We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical studies that will cause us or regulatory authorities to delay or suspend our ongoing clinical studies, delay or suspend planned clinical studies, or delay the analysis of data from our completed or ongoing clinical studies. If the results of our ongoing or planned clinical studies for our product candidates are not available when we expect or if we encounter any delay in the analysis of data from our clinical studies:

  •
  we may be unable to submit our final data for SYMLIN to the FDA for marketing approval;

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  we may be unable to complete our Phase 3 clinical program for AC2993;

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  we may be unable to complete our Phase 2 studies of AC2993 LAR;

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  we may be unable to commence Phase 2 studies of AC3056;

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  we may have to delay our planned filings for regulatory approval of our drug candidates;

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  some of our potential milestone payments under our collaboration with Lilly may become convertible into shares of our common stock;

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  we may not have the financial resources to continue research and development of any of our drug candidates; and

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  we may not be able to enter into additional collaborative arrangements relating to any drug candidate subject to delay in clinical studies or delay in regulatory filings.

In addition, in the event of delays in our Phase 3 clinical program for AC2993, Lilly may terminate our collaboration for the development and commercialization of AC2993 and sustained release formulations of AC2993 on three months notice. Moreover, if the FDA does not accept for filing a new drug application for AC2993 by December 31, 2005, and for a sustained release formulation of AC2993 by December 31, 2007, Lilly will have the right to convert a portion of future milestone payments that we receive under our collaboration into shares of our common stock at a conversion price equal to the fair market value of our common stock at the time of any such conversion.

        Any of the following could delay the completion of our ongoing and planned clinical studies:

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  ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

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  delays in enrolling volunteers;

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  lower than anticipated retention rate of volunteers in a clinical trial;

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  negative results of clinical studies;

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  insufficient supply or deficient quality of drug candidate materials or other materials necessary for the performance of clinical trials;

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  our inability to reach agreement with Lilly regarding the scope, design, conduct or costs of clinical trials with respect to AC2993 or sustained release formulations of AC2993; or

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  serious side effects experienced by study participants relating to a drug candidate.

Even if we obtain initial regulatory approval for a drug candidate, if we fail to comply with extensive continuing regulations enforced by domestic and foreign regulatory authorities, it could harm our ability to generate revenues and the market price of our stock could fall.

        Even if we or our business partners are able to obtain regulatory approval for a drug candidate in the United States or other countries, the approval will be subject to continual review, and newly discovered or developed safety issues may result in revocation of the regulatory approval. Moreover, if we obtain marketing approval for a drug candidate in the United States, the marketing of the product will be subject to extensive regulatory requirements administered by the FDA and other regulatory bodies, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. The manufacturing facilities for our drug candidates are also subject to continual review and periodic inspection and approval of manufacturing modifications. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA's Good Manufacturing Practices regulations. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full technical compliance. Failure to comply with any of these post-approval requirements can, among other things, result in warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions or any unanticipated changes in existing regulatory requirements or the adoption of new requirements could adversely affect our ability to market products and generate revenues and thus adversely affect our ability to continue as a going concern and cause our stock price to fall.

        The manufacturers of our drug candidates also are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. In the future, our manufacturers may incur significant costs to comply with those laws and regulations, which could increase our manufacturing costs and reduce our ability to operate profitably.

We have not previously sold, marketed or distributed any products and may not be able to successfully commercialize SYMLIN, AC2993 or other drug candidates.

        We have not previously sold, marketed or distributed any products. As our drug candidates progress towards ultimate commercialization, we will need to develop our sales and marketing abilities with respect to those candidates. We recently agreed to promote Humatrope, a Lilly product, to selected endocrinologists in the United States for a short period of time. To promote Humatrope, we are in the process of building a small national sales force and related support staff. To market SYMLIN and AC2993, if approved, we will need to develop a significantly larger internal sales and marketing function. We may be unable to successfully hire and retain key sales and marketing personnel that we need to effectively manage and carry out the commercialization of Humatrope, SYMLIN, AC2993 and other drug candidates. Even if we manage to hire and retain necessary personnel, we may be unable to implement our sales, marketing and distribution strategies effectively or profitably. In addition, while our commercialization plan for SYMLIN provides for the staged hiring of sales and marketing personnel and deferral of costs, where possible, because our agreement to promote Humatrope is only for a short period of time, in the event that SYMLIN, AC2993 or another of our drug candidates is not approved for marketing by the FDA, we will have incurred significant expenses for the buildup of a sales force that we may not be able to recover.

Our ability to enter into third party relationships is important to our successful development and commercialization of SYMLIN, AC2993 and our other drug candidates and our potential profitability.

        To market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. With respect to sales, marketing and distribution outside the United States, we will be substantially dependent on Lilly for activities relating to AC2993 and sustained release formulations, including AC2993 LAR. We believe that we will likely need to enter into marketing and distribution arrangements with third parties for, or find a corporate partner who can provide support for, the commercialization of SYMLIN or our other drug candidates outside the United States. We may also enter into arrangements with third parties for the commercialization of SYMLIN or any of our other drug candidates within the United States. With respect to AC2993 and AC2993 LAR, we intend to co-promote those drug candidates with Lilly within the United States. If Lilly ceased commercializing AC2993 or AC2993 LAR for any reason, we would likely need to either enter into a marketing and distribution arrangement with a third party for those products or significantly increase our internal sales and commercialization infrastructure.

        We may not be able to enter into marketing and distribution arrangements or find a corporate partner for SYMLIN or our other drug candidates. If we are not able to enter into a marketing or distribution arrangement or find a corporate partner who can provide support for commercialization of our drug candidates as we deem necessary, we may not be able to successfully perform these marketing or distribution activities. Moreover, any new marketer or distributor or corporate partner for our drug candidates, including Lilly, with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products, if any.

Pricing regulations and reimbursement limitations may reduce our potential revenues from the sale of future products.

        The requirements governing product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we may obtain regulatory approval for a product in a particular country, but then be subject to price regulations that reduce our revenues from the sale of the product. Also, in some foreign markets, pricing of prescription pharmaceuticals is subject to continuing governmental control even after initial marketing approval.

        Our ability to commercialize our products successfully also will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors sometimes challenge the prices charged for medical products and services. If we succeed in bringing SYMLIN, AC2993 or any other product candidate to the market, we cannot be certain that the products will be considered cost effective and that reimbursement will be available or will be sufficient to allow us to sell the products on a competitive basis.

We do not manufacture our own drug candidates and may not be able to obtain adequate supplies, which could cause delays or reduce profit margins.

        The manufacturing of sufficient quantities of new drug candidates is a time-consuming and complex process. We currently have no facilities for the manufacture of SYMLIN, AC2993 or our other drug candidates and rely on third parties to provide manufacturing capability.

        We work with three contract suppliers, Bachem California, UCB-Bioproducts and Mallinckrodt, who have the capabilities for the commercial manufacture of bulk SYMLIN. In addition, in connection with our clinical trials, we currently rely on one manufacturer, OMJ Pharmaceuticals, Inc., for dosage form SYMLIN in vials, one manufacturer, CP Pharmaceuticals Ltd., for dosage form SYMLIN in cartridges and one manufacturer, Disetronic Medical Systems, of pens for delivery of SYMLIN in cartridges. These manufacturers may not be able to make the transition to commercial production. While we believe that business relations between us and our contract manufacturers are good, we do not have long term supply agreements with many of our contract manufacturers, and we cannot predict whether any of the manufacturers that we may use will meet our requirements for quality, quantity or timeliness for the manufacture of bulk SYMLIN, dosage form SYMLIN or pens. Therefore, we may not be able to obtain supplies of products with acceptable quality, on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our profit margins and our ability to develop and deliver products in a timely manner.

        If any of our existing or future manufacturers cease to manufacture or are otherwise unable to deliver SYMLIN, AC2993 or our other products, in either bulk or dosage form, or other product components, including pens for the delivery of these products, we may need to engage additional manufacturers. The cost and time to establish manufacturing facilities would be substantial. As a result, using a new manufacturer could disrupt our ability to supply our products and/or reduce our profit margins. Any delay or disruption in the manufacturing of bulk product, the dosage form of our products or other product components, including pens for delivery of our products, could harm our ability to generate product sales, harm our reputation and require us to raise additional funds.

Our other research and development programs may not result in additional drug candidates, which could limit our ability to generate revenue.

        Our research and development programs for drug candidates other than SYMLIN and AC2993 are at an early stage. Any additional drug candidates will require significant research, development,

preclinical and clinical testing, regulatory approval and/or commitments of resources before commercialization. We cannot predict whether our research will lead to the discovery of any additional product candidates that could generate revenues for us.

If our patents are determined to be unenforceable or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

        As of September 30, 2002, we owned or held exclusive rights to 36 issued U.S. patents and approximately 33 pending U.S. patent applications. Of these issued patents and patent applications, we have a total of 17 issued U.S. patents and 10 pending U.S. patent applications that we believe are relevant to the development and commercialization of SYMLIN and one issued U.S. patent and 15 pending U.S. patent applications that we believe are relevant to the development and commercialization of AC2993 or AC2993 LAR. We also own or hold exclusive rights to various foreign patent applications that correspond to issued U.S. patents or pending U.S. patent applications. We do not hold composition-of-matter patents covering AC2993 or AC2993 LAR.

        Our success will depend in part on our ability to obtain patent protection for our products and technologies both in the United States and other countries. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Alternatively, a third party may successfully circumvent our patents. Our rights under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes. In addition, because patent applications in the United States are maintained in secrecy for eighteen months after the filing of the applications, and publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for these inventions. In the event that a third party has also filed a patent on a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in a loss of our patent position. Furthermore, we may not have identified all U.S. and foreign patents that pose a risk of infringement.

Litigation regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

        Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Third parties may challenge or infringe upon existing or future patents. In the event that a third party challenges a patent, a court may invalidate the patent or determine that the patent is not enforceable. Proceedings involving our patents or patent applications or those of others could result in adverse decisions about:

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  the patentability of our inventions and products relating to our drug candidates; and/or

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  the enforceability, validity or scope of protection offered by our patents relating to our drug candidates.

        The manufacture, use or sale of any of our drug candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to successfully defend an infringement action or have infringing patents declared invalid, we may:

  •
  incur substantial monetary damages;

  •
  encounter significant delays in bringing our drug candidates to market; and/or

  •
  be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment requiring licenses.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

        In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us.

        There are many companies that are seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. A number of our largest competitors, including Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Merck & Co., Novartis, Novo Nordisk and Takeda Pharmaceuticals, are pursuing the development or marketing of pharmaceuticals that target the same diseases that we are targeting, and it is possible that the number of companies seeking to develop products and therapies for the treatment of diabetes and other metabolic disorders will increase. Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for products more rapidly than we do, which would provide these competitors with an advantage for the marketing of products with similar potential uses. Furthermore, if we are permitted to commence commercial sales of products, we may also be competing with respect to manufacturing and product distribution efficiency and sales and marketing capabilities, areas in which we have limited or no experience as an organization.

        Our target patient population for SYMLIN is people with diabetes whose therapy includes multiple insulin injections daily. AC2993 is currently being studied for the treatment of type 2 diabetes. Other products are currently in development or exist in the market that may compete directly with the products that we are seeking to develop and market. Various products are available to treat type 2 diabetes, including:

•	sulfonylureas	•	glinides
•	metformin	•	alpha-glucosidase inhibitors
•	insulin	•	thiazolidinediones

        In addition, several companies are developing various approaches to improve treatments for type 1 and type 2 diabetes. We cannot predict whether our drug candidates, even if successfully tested and developed, will have sufficient advantages over existing products to cause health care professionals to adopt them over other products or that our drug candidates will offer an economically feasible alternative to existing products.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make our products obsolete and reduce our revenues.

        Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

        We are highly dependent on Joseph C. Cook, Jr., our Chairman and Chief Executive Officer, and the other principal members of our executive and scientific teams, the loss of whose services might impede the achievement of our research, development and commercialization objectives. Recruiting and retaining qualified sales, marketing and scientific personnel will also be critical to our success. Although we believe we will be successful in attracting and retaining skilled and experienced sales, marketing and scientific personnel, we may not be able to attract and retain these personnel on acceptable terms given the competition between numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. We do not maintain "key person" insurance on any of our employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating research and development strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Our business has a substantial risk of product liability claims, and insurance may be expensive or unavailable.

        Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability claims could result in a recall of products or a change in the indications for which they may be used. We currently have limited products liability insurance, including clinical trial insurance, and will seek additional coverage prior to marketing any of our drug candidates. We cannot assure you that our insurance will provide adequate coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

Our activities involve the use of hazardous materials, which subject us to regulation, related costs and delays and potential liabilities.

        Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

We have implemented anti-takeover provisions that could discourage or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and as a result our management may become entrenched and hard to replace.

        Provisions in our certificate of incorporation and bylaws, as amended, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions include:

  •
  allowing our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  •
  allowing our board of directors to issue, without stockholder approval, up to 7.5 million shares of preferred stock with terms set by the board of directors;

  •
  limiting the ability of holders of our outstanding common stock to call a special meeting of our stockholders; and

  •
  preventing stockholders from taking actions by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders.

        Each of these provisions, as well as selected provisions of Delaware law, could discourage potential takeover attempts, could adversely affect the market price of our common stock and could cause our management to become entrenched and hard to replace. In addition to provisions in our charter documents and under Delaware law, an acquisition of our company could be made more difficult by our employee benefits plans and our employee change in control plan, under which, in connection with a change in control, stock options held by our employees may become vested and our executive officers may receive severance benefits. We also have implemented a stockholder rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire us on a hostile basis.

Our executive officers, directors and major stockholders control approximately 38% of our common stock.

        As of September 30, 2002, executive officers, directors and holders of 5% or more of our outstanding common stock, in the aggregate, owned or controlled approximately 38% of our outstanding common stock. As a result, these stockholders are able to influence all matters requiring approval by our stockholders, including the election of directors and the approval of corporate transactions. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders.

Substantial future sales of our common stock by existing stockholders or by us could cause our stock price to fall.

        Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop. Likewise, additional equity financings or other share issuances by us, including shares issued in connection with potential future strategic alliances and the uncertain number of additional shares that we may be required to issue under our agreements with Lilly, could adversely affect the market price of our common stock.

We have been named as a defendant in securities class action litigation that could result in substantial costs and divert management's attention and resources.

        We are involved in an ongoing class action lawsuit that was filed against us, our chief executive officer and another director in the United States District Court for the Southern District of California. The lawsuit alleges securities fraud in connection with various statements and alleged omissions relating to the development of SYMLIN, and seeks compensatory damages, payment of fees and expenses, and further relief. We may not be successful in our defense of such claims. If we are not successful, we could be forced to make changes to how we conduct our business or make significant payments to the plaintiffs' lawyers or our stockholders. Such changes or payments could have a material adverse effect on our business, financial condition and results of operations, particularly if any required payments are not entirely covered by our insurance. Even if our defense against such claims is successful, the litigation could result in substantial costs and divert management's attention and resources, which could adversely affect our business.

Significant volatility in the market price for our common stock could expose us to continued litigation risk.

        The market prices for securities of biopharmaceutical and biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of these biopharmaceutical and biotechnology companies. Since January 1, 2001, the high and low sales price of our common stock varied significantly, as shown in the following table:

	High	Low
Year ended December 31, 2001
First Quarter	$12.19	$5.00
Second Quarter	15.01	8.50
Third Quarter	11.11	4.94
Fourth Quarter	11.20	5.41
Year ending December 31, 2002
First Quarter	$11.10	$7.32
Second Quarter	11.86	8.01
Third Quarter	17.24	8.85
Fourth Quarter (through November 15, 2002)	18.98	14.45

        Given the uncertainty of our future funding and of regulatory approval of SYMLIN, AC2993 and our other drug candidates, we may continue to experience volatility of our stock price for the foreseeable future. In addition, the following factors may significantly affect the market price of our common stock:

  •
  announcements of additional clinical study results;

  •
  announcements of determinations by regulatory authorities with respect to our drug candidates;

  •
  developments in our relationships with current or future collaborative partners;

  •
  our ability to successfully implement our commercialization strategies;

  •
  fluctuations in our operating results;

  •
  developments in our relationships with third party manufacturers of our products and other parties who provide services to us;

  •
  public concern as to the safety of drugs that we are developing;

  •
  technological innovations or new commercial therapeutic products by us or our competitors;

  •
  developments in patent or other proprietary rights; and

  •
  governmental policy or regulation.

        Broad market and industry factors also may materially adversely affect the market price of our common stock, regardless of our actual operating performance. Periods of volatility in the market price of our common stock exposes us to securities class-action litigation, and we may continue to be the target of such litigation as a result of market price volatility in the future.

FORWARD-LOOKING INFORMATION

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "will," "could," "may," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and incorporated by reference in this prospectus. The key factors that could cause actual results to differ materially from the forward-looking statements include:

  •
  scientific and technological uncertainties regarding our product candidates;

  •
  risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

  •
  risks associated with timing of regulatory approval of SYMLIN by the FDA following the completion of additional clinical trials for SYMLIN;

  •
  developments or changes in our relationships with current or future collaborative partners;

  •
  risks associated with timing of clinical trials for AC2993 and other drug candidates;

  •
  our ability to raise additional needed capital or consummate strategic or corporate partner transactions on favorable terms or at all; and

  •
  dependence on third party service providers and manufacturers of our products.

        Because the factors referred to above, as well as the risk factors beginning on page 3 of this prospectus and the factors incorporated by reference in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. You should read these factors and the other cautionary statements we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our common stock for research and development, the planned commercialization of SYMLIN pending regulatory approvals and general corporate purposes. Our research and development efforts for the next 12 months will be principally focused on development of AC2993, including our Phase 3 clinical trials and the planned development of AC2993 LAR. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not a party to any contracts or letters of intent with respect to any such transactions. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 200 million shares of common stock, $0.001 par value, and 7.5 million shares of preferred stock, $0.001 par value, of which 2.0 million shares have been designated as series A junior participating preferred stock. As of November 12, 2002, there were 81,872,966 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

Preferred Stock

        Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 7.5 million shares of preferred stock in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Our board has designated 2.0 million shares of preferred stock as series A junior participating preferred stock.

        The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of our company, which could depress the market price of our common stock.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents

        Delaware Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

        Charter Documents.    Our amended and restated certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our amended and restated certificate of incorporation:

  •
  generally prohibits the use of cumulative voting in the election of directors;

  •
  provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  •
  authorizes our board of directors to issue blank check preferred stock, which, if convertible into common stock, could increase the number of shares of common stock outstanding.

        Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder, who must give us 120 days advance notice of a proposed nominee. Also, stockholders must give us 120 days advance notice of business to be brought by a stockholder before a stockholder's meeting. The authorized number of directors is fixed in accordance with our amended and restated certificate of incorporation. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our amended and restated bylaws also limit who may call a special meeting of stockholders.

        Our amended and restated certificate of incorporation contains a provision that requires the approval of the holders of 66 2/3% of our voting stock as a condition to a merger or various other business transactions with or proposed by an interested stockholder, which, for these purposes, means a holder of 15% or more of our voting stock. This approval is not required if the transaction is approved by our continuing directors, which, for these purposes, includes those of our directors who were either originally elected upon our incorporation, are not interested stockholders, or affiliated with an interested stockholder, or were nominated by, or whose election to the board of directors was recommended or approved by, a majority of the foregoing directors. This approval is also not required if certain minimum price criteria and other procedural requirements are met. The minimum price criteria generally require that, in a transaction in which stockholders are to receive payments, holders of our common stock must receive a value equal to the highest price paid by any interested stockholder for shares of our common stock during the prior two years and that such payment be made in cash or in the type of consideration paid by the interested stockholder for the greatest portion of its shares. Our board of directors believes that this provision will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are effected. However, this provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent board of directors and that could be beneficial to stockholders.

        Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Stockholder Rights Plan

        We have 2.0 million shares of series A junior participating preferred stock authorized and reserved for issuance in connection with our stockholder rights plan set forth in our Rights Agreement dated June 17, 2002 with American Stock Transfer and Trust Company, as rights agent. Each outstanding share of our common stock has one preferred stock purchase right. The rights expire on June 16, 2012 unless exchanged or redeemed prior to that date. Our board may extend the expiration date.

        Generally, if any person or group acquires 15% or more of our common stock, the rights holders will be entitled to receive, upon exercise of a preferred stock purchase right, the number of shares of common stock that, at that time, have a market value equal to twice the purchase price of the right. The shares of preferred stock acquired upon exercise of a purchase right are not redeemable and are entitled to preferential quarterly dividends. They are also entitled to preferential rights in the event of liquidation. Finally, if any business combination occurs in which our common shares are exchanged for shares of another company, each preferred share will be entitled to receive 100 times the amount received per common share of the company.

        If we are acquired in a business combination, the purchase rights holders will be entitled to acquire, for the purchase price, the number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to twice the purchase price of the right. Our board has the right to redeem the purchase rights in certain circumstances for $.001 per share, subject to adjustment.

        The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics, which, in the board's opinion, would impair its ability to represent our stockholders' interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though a takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust. Its address is 40 Wall Street, New York, New York 10005 and its telephone number is (718) 921-8247.

PLAN OF DISTRIBUTION

        We may sell the common stock being offered hereby through underwriters or dealers, through agents, or directly to one or more purchasers from time to time. The prospectus supplement will describe the terms of the offering of the common stock, including:

  •
  the name or names of any agents or underwriters;

  •
  the purchase price of the common stock and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional common stock from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the common stock may be listed.

        In addition, if we engage in an "at the market" offering, we will file a post-effective amendment to the registration statement of which this prospectus is a part, naming the underwriter or underwriters. Only underwriters named in a prospectus supplement or post-effective amendment are underwriters of the common stock offered thereby.

        If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by a prospectus supplement or post-effective amendment. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in a prospectus supplement or post-effective amendment, naming the underwriter, the nature of any such relationship.

        We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement or post-effective amendment.

        Unless a prospectus supplement or post-effective amendment states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

        Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

        The validity of the common stock being offered hereby will be passed upon by Cooley Godward LLP, San Diego, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K, for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the common stock we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the shares covered by this prospectus.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our annual report on Form 10-K for the year ended December 31, 2001;

  2.
  Our Notice of Annual Meeting and Proxy Statement for Annual Meeting of Stockholders held on May 15, 2002;

  3.
  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

  4.
  The current reports on Form 8-K we filed on June 18, 2002, September 23, 2002 and October 3, 2002; and

  5.
  The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 27, 1991, including any amendments or reports filed for the purpose of updating this information.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Amylin Pharmaceuticals, Inc., Attention: Investor Relations, 9373 Towne Centre Drive, San Diego, CA 92121, telephone: (858) 552-2200.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$16,100
Accounting fees and expenses	25,000
Legal fees and expenses	150,000
Printing and miscellaneous expenses	53,900

Total	$245,000

Item 15. Indemnification of Officers and Directors

        As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

  •
  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

  •
  we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

  •
  the rights conferred in the amended and restated bylaws are not exclusive.

        We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person's services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        The underwriting agreement (Exhibit 1.1) will provide for indemnification by any of our underwriters, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1).
3.1	Amended and Restated Certificate of Incorporation of the registrant (2).
3.2	Second Amended and Restated Bylaws of the registrant (3).
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the registrant (4).
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock (5).
4.1	Specimen Common Stock Certificate (2).
4.2	Rights Agreement dated as of June 17, 2002 between the registrant and American Stock Transfer & Trust Company (5).
4.3	Form of Rights Certificate (5).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1) (included on signature page).
24.1	Power of Attorney (included on signature page).

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)
Filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference.

(3)
Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference.

(4)
Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.

(5)
Filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered

  (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

        (4)  That: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 15, 2002.

AMYLIN PHARMACEUTICALS, INC.
By:	/s/ JOSEPH C. COOK, JR. Joseph C. Cook, Jr. Chairman and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Cook, Jr., Mark G. Foletta and Lloyd A. Rowland, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable us to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH C. COOK, JR. Joseph C. Cook	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 15, 2002
/s/ MARK G. FOLETTA Mark G. Foletta	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2002
/s/ VAUGHN D. BRYSON Vaughn D. Bryson	Director	November 15, 2002
/s/ GINGER L. GRAHAM Ginger L. Graham	Director	November 15, 2002

/s/ HOWARD E. GREENE, JR. Howard E. Greene, Jr.	Director	November 15, 2002
/s/ TERRANCE H. GREGG Terrance H. Gregg	Director	November 15, 2002
/s/ JAY S. SKYLER Jay S. Skyler	Director	November 15, 2002
/s/ JAMES N. WILSON James N. Wilson	Director	November 15, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1).
3.1	Amended and Restated Certificate of Incorporation of the registrant (2).
3.2	Second Amended and Restated Bylaws of the registrant (3).
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the registrant (4).
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock (5).
4.1	Specimen Common Stock Certificate (2).
4.2	Rights Agreement dated as of June 17, 2002 between the registrant and American Stock Transfer & Trust Company (5).
4.3	Form of Rights Certificate (5).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1) (included on signature page).
24.1	Power of Attorney (included on signature page).

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)
Filed as an exhibit to our registration statement on Form S-1 (File No. 333-44195) or amendments thereto and incorporated herein by reference.

(3)
Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference.

(4)
Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and incorporated herein by reference.

(5)
Filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2002 and incorporated herein by reference.

QuickLinks

TABLE OF CONTENTS
SUMMARY OF OUR BUSINESS
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Officers and Directors
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS